Exhibit 3.1
CERTIFICATE OF CORRECTION
OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
CONTEXT THERAPEUTICS INC.

1. The name of the corporation is Context Therapeutics Inc. (the “Corporation”).
2. The Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on October 21, 2021 (the “Amended and Restated Certificate of Incorporation”), and the Amended and Restated Certificate of Incorporation requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.
3. The inaccuracy or defect of the Amended and Restated Certificate of Incorporation is as follows: (i) Article V, Section 2 of the Amended and Restated Certificate of Incorporation provides for a full term of three years for directors, which violates Section 211(b) of the General Corporation Law of the State of Delaware and (ii) Article VI, Section 1 of the Amended and Restated Certificate of Incorporation limits removal of directors only for cause, which violates Section 141(k) of the General Corporation Law of the State of Delaware.
4. Article V, Section 2 and Article VI, Section 1 of the Amended and Restated Certificate of Incorporation were declared invalid by the Court of Chancery of the State of Delaware on March 11, 2026 and are hereby removed in their entirety from the Amended and Restated Certificate of Incorporation.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Correction to be signed by Martin A. Lehr, its Chief Executive Officer, this 11th day of March, 2026.

By_/s/ Martin A. Lehr___________________
Martin A. Lehr Chief Executive Officer

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